EXHIBIT 2.6


                                 PROMISSORY NOTE

                              Dated January 1, 2001

                                     Between

                              Park City Group, Inc.

                                       And

                            Riverview Financial Corp.

                                   $2,150,000

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                                 PROMISSORY NOTE

         The undersigned, for value received, promises to pay to Riverview Financial Corp., a California corporation, or to order, at its offices at 333 Main Street, Park City, Utah 84060 or at such other place as the holder hereof may designate in writing, the sum of Two Million One Hundred Fifty Thousand and No/100 Dollars ($2,150,000) together with interest thereon at a rate of Ten Percent (10%) per annum from January 1, 2001. This promissory note along with accrued interest shall be due and payable in full on December 31, 2002. This promissory note replaces in part the promissory note dated December 31, 1999.

         The principal balance and any accrued interest on this note may be prepaid in whole or in part at any time, without penalty, together with interest to the date of prepayment.

         In event of any failure to pay the principal hereof plus interest, the undersigned, jointly and severally, agree to pay to the holder hereof reasonable attorney's fees, legal expenses and lawful collection costs in addition to all other sums due hereunder.

         The undersigned waives presentment, demand, protest, notice of protest, notice of dishonor and notice of nonpayment.


         Dated: January 1, 2001                   Park City Group, Inc.
                                                  a Delaware Corporation


                                                  By:________________________

                                                  Name: Narayan Krishnan
                                                  Title: Chief Financial Officer
                                                  Address: 333 Main Street
                                                           Park City, Utah 84060